LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”) is entered into as of this 10th day of October, 2020, (the “Effective Date”) by and between

WINDLAS BIOTECH PRIVATE LIMITED, a company incorporated under the laws of India, having its registered office address at Plot No. 40/1, Mohabewala Industrial Area, Dehradun 248110, Uttarakhand, India (hereinafter referred to as “WINDLAS”, which expression shall unless repugnant to the context and meaning there of be deemed to mean and include its permitted assigns and successors-in-interest).

AND

MATEON THERAPEUTICS, INC., a Delaware Corporation, having its registered office at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301, USA (hereinafter referred to as “MATEON” which expression, unless repugnant to the subject or context therein, shall mean and include its permitted assigns, nominees, agents & successors-in-interest).

WINDLAS and MATEON are individually referred to as “Party” and collectively as “Parties”

WHEREAS,

A.	MATEON Therapeutics is an immuno-oncology company (OTC: MATN) dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancers and COVID-19. MATEON has caused some trials that have demonstrated potent anti-viral activity of the Artemisinin or Artemisinin derivatives herbal supplements versus SARS-CoV-2 based on in-vitro testing of medical grade Artemisinin;

B.	WINDLAS is a company having substantial expertise in the research, development, distribution, sales and marketing of cGMP compliant dosage forms of herbal supplements, nutraceuticals, AYUSH products, allopathic medicines and pharmaceutical products;

C.	MATEON wishes to collaborate with WINDLAS on formulation development, manufacturing, clinical research, commercialization and distribution of Artemisinin as a herbal supplement and a medicinal drug in future (hereinafter “Product(s)”) for use as an anti-viral, including for COVID-19 patients in India and for manufacturing and supply of Product by WINDLAS to MATEON for a worldwide market, excluding the Americas and China;

D.	Subject to the terms and conditions agreed herein, WINDLAS is willing to collaborate with MATEON and agrees to accept the exclusive rights to develop, manufacture, perform clinical research, commercialize and distribute Product the Product in India and to manufacture and supply the Product to MATEON for worldwide markets excluding the Americas and China.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereto agree as follows:

1. Definitions and Interpretation

1.1.	Definitions. For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.1.1.	“Affiliate” means any corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, any entity will be regarded as in “control” of another entity if (a) it directly or indirectly owns more than fifty percent (50%) of the voting stock of the other entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns, directly or indirectly, or has a right to own more than fifty percent (50%) of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.1.2.	“Agreement” means this License, Development and Commercialization Agreement together will all Schedules and annexures, as may be amended, modified or supplemented from time to time.

1.1.3.	“API” means the Artemisinin active pharmaceutical ingredient.

1.1.4.	“Applicable Law” means all applicable laws, rules and regulations including any rules, regulations, guidelines or other requirements of the Regulatory Authorities in the Territory that may be in effect from time to time.

1.1.5.	“Batch” means a specific quantity of Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture as defined by the applicable batch record.

1.1.6.	“cGMP” means (A) the current standards recognized and adopted worldwide for the control and management of manufacturing and quality control of foods, pharmaceutical products and medical devices; (B) the guidelines that outline the aspects of production that would affect the quality of pharmaceutical products or food; and (C) includes the guidelines that may be adopted by the Parties hereto corresponding to Applicable Law.

1.1.7.	“Clinical Trials Cost” or “Biostudy Cost” shall mean and includes cost and expenses incurred by a local clinical research organization (“CRO”) appointed by WINDLAS, or WINDLAS itself, in conducting clinical trials or biostudies as required by Regulatory Authorities for the approval of the Product in the Territory.

1.1.8.	“COGS” shall mean and include (i) cost of raw materials, packaging materials, freight (ii) analytical cost, (iii) conversion and packaging charges (“CCPC”) and (iv) administrative cost which shall be not more than twelve percent (12%) of sum of (i), (ii) and (iii).

1.1.9.	“Commercialization” with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post marketing clinical studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities.

1.1.10.	“Confidential Information” means any all information or material that at any time before or after the Effective Date has been or is provided or communicated to the receiving Party by or on behalf of the Disclosing Party including by a Third Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; including but not limited to any data, ideas, concepts or techniques , manufacturing formula, Regulatory Documentation, clinical or bioequivalence studies, process of preparation, Specifications, Batch records contained therein; and any modifications thereof or derivations therefor. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing confidential information or other any other form now known or hereafter invented. All Information disclosed by either Party shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.1.11.	“Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.1.12.	“Develop” or “Development” means all activities relating to performing Product pre-formulation activities, formulation development, API method verification and transfer, finished product analytical method development and transfer, analytical testing, analytical method validation from a GLP compliant laboratory, cleaning method development, manufacturing, packaging, stability testing, quality assurance, documentation, formulation and analytical technology transfer services and regulatory activities (e.g., regulatory applications) with respect to the Product, together with the manufacturing of the Product for the purpose of conducting the foregoing activities till the Regulatory Approval of the Product in the Territory. Development excludes Clinical trials or biostudies, which are conducted by local clinical research organization appointed by WINDLAS on behalf of and under guidance of MATEON.

1.1.13.	“Development Costs” means the internal costs and out-of-pocket costs incurred as an expense by or on behalf of a Party or its Affiliates in carrying out the Development of the Product without limitation, (i) the costs of formulation and analytical development, (ii) costs related to manufacturing development including technology transfer cost; (iii) filing fees and other costs associated with any Regulatory Filings; and (iv) all other costs that are directly or indirectly attributable and reasonably allocable to the Development activities for the Products including out of pocket cost and internal costs. For purposes of this definition: (a) out-of-pocket costs mean the actual expense incurred with respect to a Third Party for specific Development activities relating to the Products; and (b) internal costs means the applicable FTE rates multiplied by the number of FTE hours expended in carrying out the Development activities in accordance with the development plan.

1.1.14.	“Disclosing Party” means the Party disclosing Confidential Information under this Agreement.

1.1.15.	“Dossier” shall mean and include dossier relating to the Product which is developed by WINDLAS and which contains all technical, chemistry, non-clinical and/or clinical information relating to the Product.

1.1.16.	“Effective Date” has the meaning set forth in preamble hereto.

1.1.17.	“Facility” or “Windlas Facility” means the manufacturing facility of WINDLAS Khasra number 40/1 Mohabewala Industrial Area, Dehradun – 248110, Uttarakhand, India or facility of the WINDLAS nominated sublicensee or subcontractor .

1.1.18.	“Intellectual Property” means all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registration for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brand marks, brand names, trade dress, labels, logos, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents and any similar or other type of titles, rights and interests and intangible assets recognized under any laws as intellectual property, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.1.19.	“Know-How” means any information or material that is confidential (except as provided hereinbelow) and proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise.

1.1.20.	“Launch Date” means in respect of the Product, the first commercial supply of the Product by WINDLAS or MATEON to a Third Party in an arms-length transaction for Marketing the Product in the Territory.

1.1.21.	“Liabilities” or “Liability” or “Damages” means all losses, costs, damages, judgments, settlements, interest, fees or expenses including, without limitation, all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs pursuant to any litigation or claim by Innovator or any Third Party(s)related to or arising from this Agreement or Commercialization of the Product.

1.1.22.	“Litigation Costs” means out of pocket legal costs incurred by a Party regarding the Product, including all legal fees, costs and expenses incurred by such Party associated with any third party litigation and/or government investigation in connection with the Product (including settlement and damage awards, court costs and attorneys’ fees).

1.1.23.	“Market” or “Marketing” or “Marketed” means promotion, distribution, marketing, advertising, use, sell, offer to sell and/or sale.

1.1.24.	“Product” means a finished dosage, for human consumption, containing Artemisinin as specified in Annexure I, co-developed and owned by WINDLAS and MATEON and as may be amended by the Parties from time to time.

1.1.25.	“Receiving Party” means the Party receiving Confidential Information.

1.1.26.	“Regulatory Approval” means, with respect to the Product in the in any country or jurisdiction, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Market such Product in such country, including, where applicable, (i) the Regulatory Approval Application (“RAA”) filed with the Regulatory Authority, and all variations thereto; (ii) pricing or reimbursement approval in such country, (iii) pre and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iv) labeling approval.

1.1.27.	“Regulatory Authority(s)” means any and all governmental bodies, organizations and agencies whose approval is necessary to manufacture, store, import, use, export and/or market herbal, nutraceutical or pharmaceutical Product in the Territory.

1.1.28.	“Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Products, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.

1.1.29.	“Retained Territories” shall (a) for manufacturing mean as the Americas and China (and its territories including Hong Kong, Macau, and Taiwan); and (b) for marketing mean worldwide except India.

1.1.30.	“Specifications” means the requirements and standards of the Regulatory Authority, and as agreed by the Parties, relating to the Product including manufacturing, handling, storing and packaging requirements of the Product, which may be amended or supplemented from time to time.

1.1.31.	“Technology” shall mean detailed technological process which enables the manufacturing regulatory batches of the Product with all relevant technological parameters, including list of equipment necessary for application of the Technology; in-process controls with corresponding specifications and test methods, including specifications and test methods for used raw materials; and final product specifications and test methods with corresponding analytical and cleaning method validation and quality control methods.

1.1.32.	“Term” shall have the meaning given in Section 6 of this Agreement

1.1.33.	“Territory” shall mean India.

1.1.34.	“Third Party” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity other than WINDLAS, MATEON and their respective Affiliates and Sublicensee.

1.2.	Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

2. Subject Matter of Agreement

2.1.	MATEON and WINDLAS intend to collaborate on formulation development, manufacturing, clinical research, commercialization and distribution of Artemisinin as a herbal supplement (or as a medicinal drug in future) for use as an anti-viral (including for COVID-19 patients) in a humanitarian effort for India. The collaboration is driven by the Parties desire to expedite the treatment and prevention of COVID-19. MATEON represented that it has demonstrated potent anti-viral activity of the supplement versus SARS-CoV-2 based on in-vitro testing of medical grade Artemisinin. WINDLAS has the required experience in developing cGMP compliant dosage forms of herbal supplements, nutraceuticals, AYUSH products and allopathic medicines. MATEON will provide technical support to WINDLAS to seek government approval of the herbal supplement in India with a clinical trial to demonstrate the efficacy of Artemisinin as a therapy. WINDLAS shall Develop the Artemisinin formulation, scale up the Product, manufacture batches, sponsor and conduct the biostudy of the Product by engaging a local CRO, manage clinical trials, seek regulatory approval of the Product, manufacture and market the Product(s) in India.

2.2.	MATEON shall retain exclusive rights to market Product worldwide except in India. For the purpose of clarity and for the purpose of this Agreement, Mateon shall have rights to market the Product in all countries of the world (including Retained Territories) except India. WINDLAS shall have exclusive rights to market the Product only in India. WINDLAS shall have exclusive rights to Develop, Manufacture and Market Artemisinin Product in India. MATEON agrees and acknowledges that WINDLAS shall have right to manufacture Artemisinin Product (or its future herbal or allopathic variants) at its own or subcontracted sites and supply to MATEON’s (or its other marketing partners’) worldwide market excluding Retained Territories. Subject to terms and conditions agreed herein, MATEON shall purchase the requirement of the Product (or its future herbal or allopathic variants) from WINDLAS for worldwide market excluding Retained Territories.

3. Licenses

3.1.	Parties agree that MATEON has conducted in-vitro studies and demonstrated potent anti-viral activity of the Artemisinin herbal supplement on SARS-CoV-2 based on in-vitro testing of medical grade of Artemisinin. MATEON Control and owns Know-how, Non-Clinical data and Intellectual Property Rights of the Product (collectively “MATEON Property”). MATEON agrees to license an exclusive, royalty-free, irrevocable, perpetual rights of MATEON’s Property to WINDLAS to perform formulation development, manufacture, conduct or have conducted clinical research or clinical trials, use or have used, sale, offer to sell, market, distribute, and otherwise commercialize Artemisinin as a herbal supplement or medicinal drug in future for use as an anti-viral (including for COVID-19 patients) in the Territory.

3.2.	WINDLAS will, at its own cost, Develop the Product, its Know-How and Technology. WINDLAS shall compile Dossier and do Regulatory Fillings of the Dossier with the Regulatory Authority in the Territory. For all other countries, other than the Territory, Parties shall mutually agree, in writing, to extend this collaboration for WINDLAS to Develop, manufacture, compile Dossier and do Regulatory filings at Mateon’s cost on country-by-country basis. WINDLAS shall provide reasonable support to MATEON for regulatory submissions.

3.3.	MATEON shall have exclusive rights to Market the Product worldwide, on its own or its sublicensees, except for India wherein WINDLAS shall have the exclusive marketing rights. Notwithstanding anything contained herein, WINDLAS shall have exclusive rights to Manufacture, Market or Commercialize the Product in the Territory.

3.4.	MATEON agrees to license non-exclusive, irrevocable, perpetual rights of MATEON’s Property to WINDLAS to manufacture, supply and export the Product for worldwide market except Retained Territories. The supply price of the Product shall be negotiated in good faith at arm’s-length based on CMO industry standards. Parties shall agree on a Base Supply Price (defined in Section 6.2) for each Product and atleast three (03) months before the launch of the Product in any country, Parties shall, in good faith discuss, and finalize sharing of margins or markup percentages or other business arrangement on country by country basis over and above the Base Supply Price.

3.5.	Upon commercialization of a Product in the India, WINDLAS shall built a margin over and above the COGS (hereinafter “Profit Margin”), before selling or offering it any other Third Party including co-marketing partners or sub-licensee for marketing the Product in India. WINDLAS agrees to share fifty percent (50%) of the said Profit Margin to MATEON as royalty on sale of Product in the Territory.

3.6.	Sublicenses. Parties may grant sublicenses to one or more Third Parties of the licenses granted to WINDLAS hereunder for performance of certain obligations in this Agreement including conduct of clinical trials or marketing of Product in any country under this Agreement, subject to other Party’s prior written consent, such consent shall not be unreasonably withheld. Each Party shall remain responsible for the performance of its obligations set forth herein by each of its Sublicensees.

4. Scope of Work

4.1.	MATEON has represented WINDLAS that MATEON controls, owns and holds the MATEON’s Property. MATEON will transfer the Technology of the Product to WINDLAS for WINDLAS to Develop the formulation of the Product and scale up the process for manufacturing batches for clinical trials and other batches for regulatory submission of the Dossier (defined above) to the Regulatory Authority in the Territory as per the terms and conditions set forth in this Agreement. MATEON shall take supplies of clinical batches and other batches from WINDLAS. WINDLAS, on behalf of MATEON and its cost, shall conduct the clinical trials of the Product in the Territory or have it conducted by the clinical research organization, compile and submit the Dossier to Regulatory Authority in the Territory and do all necessary acts required for approval of the Dossier in the Territory. The scope of work to be performed by the Parties to the Agreement is set forth in Annexure I as amended from time to time. Subject to the specific activities and other details set forth in Annexure I, below is a general outline of the activities of the Parties to be performed under this Agreement:

4.1.1.	Obligations of MATEON: MATEON shall, at its own cost,

4.1.1.1.	engage WINDLAS to sponsor and conduct the study in India.

4.1.1.2.	pay management & services fee to WINDLAS as provided in Annexure –II of this Agreement

4.1.1.3.	work in exchange for access to the formulation development data of WINDLAS and the clinical trial data for the trial conducted in India.

4.1.1.4.	collaborate with WINDLAS and its CRO on final protocol submission to the Ethical Committees ( hereinafter “EC”).

4.1.1.5.	Review submission Dossier to the EC’s for completion.

4.1.1.6.	Provide scientific and operational oversight for the study.

4.1.1.7.	Provide in-vitro testing protocol to WINDLAS for the Product.

4.1.1.8.	Work with WINDLAS on a joint press release upon EC approval for international publication.

4.1.1.9.	Collaborate with WINDLAS on publishing study in reputable scientific journals.

4.1.2.	Obligations of WINDLAS: WINDLAS shall, at its own cost,

4.1.2.1.	Sponsor and conduct the study in India by engaging a local CRO.

4.1.2.2.	Develop the formulation as per the applicable GMP guidelines.

4.1.2.3.	Manufacture the Clinical Trial Material (CTM) batches.

4.1.2.4.	Secure the necessary approvals from Regulatory Authority for the clinical study including regulatory documents, dossiers for Ethical Committees, manufacturing licenses etc. in the Territory.

4.1.2.5.	Supervise the Clinical Research Organization (hereinafter “CRO”) to ensure timelines and audit CRO to ensure data quality.

4.1.2.6.	Advise MATEON on all aspects of the clinical trial in the course of the study.

4.1.2.7.	Provide MATEON any data required on the GMP manufacturing process for the product.

4.1.2.8.	Provide MATEON with relevant data from the study.

4.1.2.9.	Provide MATEON with GMP manufactured Product for distribution worldwide.

4.1.2.10.	Collaborate with MATEON on publishing study in reputable scientific journals.

4.1.2.11.	Work with MATEON for a joint press release upon EC approval for international publication.

4.1.3.	Obligations of Parties

4.1.3.1.	Parties will collaborate on an expanded trial in India.

4.1.3.2.	Parties companies will collaborate on a humanitarian effort for distribution to address the pandemic

5. PRODUCT DEVELOPMENT AND REGULATORY SUBMISSION

5.1.	Within sixty (60) days after the Effective Date, the Parties will agree upon a development plan for the Development of the Products in the Territory (the “Development Plan”). The Development Plan includes all clinical studies to be performed for the Products, including those that are required for Regulatory Approval for the Products in the Territory. WINDLAS shall, at MATEON’s cost, provide reasonable support to MATEON for regulatory submissions in all countries other than the Territory.

5.2.	WINDLAS shall Develop the Products and seek Regulatory Approval of the Product in the Territory by timely and diligently conducting all development activities under the Development Plan. MATEON shall co-operate with WINDLAS and shall provide all the information, data, documents required by WINDLAS.

5.3.	Developmental Cost. Subject to terms and conditions agreed herein, as agreed herein between the Parties, all Development Costs associated with Product in the Territory shall be borne by WINDLAS. MATEON shall bear the Clinical Trials Cost or Biostudies Cost conducted by WINDLAS or WINDLAS designated local CRO on behalf of MATEON. WINDLAS shall not be responsible for any Developmental Cost incurred by MATEON on the Product outside the Territory.

5.4.	WINDLAS shall be responsible, at its sole cost, for preparing and filing all regulatory applications, submissions, notifications, and registrations made to or with a Regulatory Authority that are necessary to for approval of the Product in the Territory, with all necessary aid and support to be provided by MATEON. WINDLAS shall be the sole holder of all approvals granted by the Regulatory Authorities in the Territory and will have operational responsibility for interactions with Regulatory Authorities, including meeting with Regulatory Authorities. WINDLAS shall keep MATEON updated on the Regulatory Submissions made by WINDLAS.

5.5.	WINDLAS shall manufacture clinical trial batches and submission batches required for conducting clinical trial in the Territory and seeking Regulatory Approval of the Product in the Territory.

5.6.	WINDLAS shall comply with all Applicable Laws in the performance of the obligations in the Territory. WINDLAS will be responsible for obtaining and maintaining, at its expense, all permits, licenses, approvals, authorizations and the like required for its performance of the obligations in the Territory.

5.7.	WINDLAS shall prepare and compile the Dossier for seeking Regulatory Approval of the Product in the Territory as per the Applicable Laws.

6. MANUFACTURING AND SUPPLY

6.1.	Agreement to Supply and to Purchase.

6.1.1.	Post approval of the Product in the Territory or any country in the world except Retained Territories, WINDLAS shall manufacture and supply the cGMP compliant Product as per MATEON’s requirement for worldwide markets except Retained Territories.

6.1.2.	During the Term of this Agreement, MATEON shall purchase the Products from WINDLAS for commercialization of the Product worldwide, excluding within the Retained Territories, on terms and conditions set forth in this Agreement.

6.2.	Supply Price or Base Supply Price. Subject to Section 3.4, Parties shall in good faith discuss and mutually agree on a Base Supply Price. Base Supply price will be sum of COGS and an additional ten percent (10%) margin on the COGS. Base Supply Price shall be reviewed and revised on annual basis.

6.3.	Forecast. Unless otherwise mutually agreed between the Parties, Four months prior to the anticipated Launch Date for the Product in the Territory or any country in the world except Retained Territories, MATEON shall provide to WINDLAS with a twelve (12) month rolling forecast of its anticipated demand for the Product, set out on a quarterly basis, which shall be updated by MATEON after the Launch Date for the Product in each country of the Territory, by the seventh (7th) date of calendar quarter (“Rolling Forecast”).

6.4.	Ordering. MATEON shall order the Product by issuing a purchase order to WINDLAS from time-to-time (“Purchase Order”). Unless otherwise mutually agreed between the Parties, the First Purchase Order shall be placed one hundred and twenty (120) days prior to the required Delivery Date and all subsequent Purchase Orders shall be placed ninety (90) days prior to the required Delivery Date and such Purchase Order shall set out the following:

6.4.1.1.	the description of the Product required;

6.4.1.2.	the required delivery date (“Delivery Date”)

6.4.1.3.	number of Batches required; and

6.4.1.4.	such other conditions and information that are necessary for supplying the Product to MATEON.

6.5.	Delivery and Shelf-Life. WINDLAS shall deliver the Product by the Delivery Date to MATEON on Ex-Factory (WINDLAS Facility) (Incoterms 2010) (“Delivery Destination”). MATEON shall be responsible for insuring, storing and transporting the Product from the Delivery Destination at its own expense. Unless otherwise mutually agreed herein, the Product shall, upon dispatch of Product from Facility, have a minimum shelf-life of eighty-five (85%) of the total shelf-life of the Product.

7. COMMERCIAL TERMS.

7.1.	Invoice. WINDLAS will invoice MATEON at the Supply Price agreed between the Parties on Product by Product and country-by-country basis. For the first consignment of Product, MATEON shall make 50% (fifty percent) of total invoice amount payment along with the Purchase Order and the balance 50% (fifty percent) before the shipping of the Product. For all subsequent Product purchases, MATEON shall pay invoices within 60 days (sixty days) from the date of invoice and the total amount in said invoice will be guaranteed by a irrevocable Letter of Credit. Parties shall on annual basis review the Supply Price. In case of increase or decrease in cost of raw materials, API, packaging materials, labour, markup or operational expenses, Parties shall in good faith revise the Supply Price (“Revised Supply Price”).

7.2.	Payments. Any delay in payment of invoices for a period of more than 15 (fifteen) days shall attract a payment of interest @1.5% per month for number of days of delay. Unless otherwise agreed, all payments required to be paid under this Agreement shall be made in United States Dollars [USD].

7.3.	Taxes.

7.3.1.	Both Parties shall abide by the tax laws and shall be solely responsible for any breach of such tax laws (as applicable).

7.3.2.	Taxes on Supply of Products. All payments hereunder for supply of Products shall be exclusive of all applicable taxes at the time being in force or levied on supply of Product. Further, any applicable taxes will be deducted from the payment to be made to other Party subject to avail of required documents under laws of land and proof of payment of such taxes to the government will be provided to the said party for claiming tax credit within 30 days of receiving certificate from the relevant authority. Each Party shall bear sole responsibility for payment of compensation to their respective personnel, employees and subcontractors and for all employment taxes, income tax and withholding with respect to such compensation pursuant to Applicable Law.

7.3.3.	Royalty Payments. All royalty payments made under this Agreement by WINDLAS to MATEON shall be subject to deduction of tax on source (plus surcharge and cess, as may be applicable) under the Income Tax Act or any other applicable law of land at the time being in force. At the end of each quarter, WINDLAS shall provide MATEON with proof of payment of such taxes to the government (Withholding certificate) for claiming tax credit within 30 (thirty) days of receiving certificate from the relevant authority.

7.3.4.	Service Fee. For any services performed by WINDLAS for or on behalf of MATEON, WINDLAS shall raise service invoice for pre approved service fees towards providing of service under this agreement with applicable tax at the time being in force. MATEON shall pay invoice after deducting tax as per the law of land and India US tax treaty.

7.3.5.	Reimbursement of Expenses. WINDLAS shall raise invoice for pre-approved expenses advanced or incurred by WINDLAS under this Agreement for MATEON. MATEON shall reimburse the invoice within thirty (30) days of receipt of the invoice. No tax shall be deducted from the payment of invoice for reimbursement unless applicable as per the law of land.

8. COMMERCIALIZATION OF THE PRODUCT

8.1.	WINDLAS shall, at its own cost, obtain all necessary permissions, licenses and/or permits required to Market the Product in the Territory. WINDLAS shall employ its own sales force or any other distribution mechanism for Marketing the Product in the Territory. WINDLAS shall Market the Product under its own Trademark. WINDLAS shall solely be responsible for any liability arising out of use of promotional material, artwork, and Trademark of the Product in the Territory. WINDLAS shall conduct all pharmacovigilance or post marketing activities in the Territory at its own expense and shall keep MATEON updated. WINDLAS may also offer the Product to co-marketing partners who may launch the Product under their own brand names and their own distribution networks.

8.2.	MATEON shall, at its own cost or through its Sublicensee, obtain all necessary permissions, licenses and/or permits required to Market the Product outside the Territory. MATEON shall employ its own sales force for Marketing or any other distribution mechanism for the Product outside the Territory. MATEON shall solely be responsible for any liability arising out of the Product or this Agreement outside the Territory. MATEON shall conduct all pharmacovigilance or post marketing activities outside the Territory at its own expense and shall keep WINDLAS updated.

9. REPRESENTATIONS AND WARRANTIES

9.1.	Representation and Warranties

9.1.1.	Each Party represents, and warrants to other Party that:

9.1.1.1.	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

9.1.1.2.	to the best of its knowledge neither the execution and delivery of this Agreement nor its performance hereunder conflicts with violates any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority;

9.1.1.3.	this Agreement is a legal, valid and binding instrument and is enforceable in accordance with its terms;

9.1.1.4.	it has not entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement;

9.1.1.5.	it has requisite expertise and financial capability to enter this Agreement; and

9.1.1.6.	None of each Party or any of its employees, consultants, sublicensee or subcontractors providing services or otherwise engaging in activities under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the United States Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a) and (b), or any comparable foreign law or regulation. In the event any such person has been debarred or convicted of a crime which could lead to debarment, each Party shall provide written notice to other Party immediately upon becoming aware of such occurrence;

9.1.1.7.	Any or all the documents, data, information provided by one Party to other Party shall be true and shall not contain any falsified data.

9.1.2.	MATEON hereby represents, warrants and covenants to WINDLAS that:

9.1.2.1.	MATEON owns and holds the MATEON’s Property including Know-How and Intellectual Property of the Product;

9.1.2.2.	MATEONS’s Property does not infringe Third Party rights including Intellectual Property Rights;

9.1.2.3.	There are no pending claims against MATEONS’s Property and MATEON is free to license MATEON’s Property to WINDLAS;

9.1.2.4.	WINDLAS performance of obligations under this Agreement will not infringe any Third Party rights including Intellectual Property Rights;

9.1.2.5.	MATEON grants exclusive rights to WINDLAS to Develop, register, Manufacture, conduct clinical trials, Market, use, sell, offer to sell, and Commercialize the Product in the Territory;

9.1.2.6.	MATEON shall purchase the Product from WINDLAS for worldwide markets except Retained Territories;

9.1.2.7.	WINDLAS’s Market or Commercialization of the Product(s) in the Territory does not and will not infringe any Third Party rights including intellectual property rights; and

9.1.2.8.	Licenses granted or will be granted by MATEON under this Agreement shall be irrevocable, perpetual and royalty free.

9.1.3.	WINDLAS hereby represents, warrants and covenants to MATEON that:

9.1.3.1.	WINDLAS shall manufacture and supply cGMP compliant Product to MATEON;

9.1.3.2.	WINDLAS shall maintain all permits, licenses, approvals required for manufacturing and Marketing of the Product in the Territory;

9.1.3.3.	It has qualified and experienced personnel to assume responsibility for the proper conduct of the Project;

9.1.3.4.	Product supplied for clinical trials shall be in conformity to the standards set forth by Regulatory Authority in the Territory as per the Applicable Law and are free from any manufacturing defect;

9.1.3.5.	WINDLAS shall maintain the manufacturing facility as per the requirement of Regulatory Authorities as per Applicable laws in the Territory; and

9.1.3.6.	WINDLAS shall manufacture and supply Products to MATEON.

10. INTELLECTUAL PROPERTY.

10.1.	Ownership of Intellectual Property Rights. All Intellectual Property Rights owned by a Party hereto on the Effective Date and all improvements thereto made by a Party shall continue to be owned by such Party. WINDLAS agrees that MATEON shall be the absolute owner of MATEON’s Property. Intellectual Property which is independently generated by a Party at its own cost shall be retained by the said Party. WINDLAS shall own absolute rights in Intellectual Property generated by WINDLAS during Development of Product including formulation or process Intellectual Property Rights. Any Intellectual Property which will be generated by joint efforts of the Party, shall be jointly owned by the Parties. Notwithstanding anything contained herein, no implied licensing of any IP of either party may be assumed by virtue of supply of any materials/ sharing of documents / joint technical discussions unless otherwise explicitly agreed between the Parties in writing in this Agreement.

10.2.	Intellectual Property Matters.

10.2.1.	MATEON agrees that MATEON, at its own cost and expense, shall be responsible for and shall defend and hold WINDLAS fully harmless against the claims of any Third Parties related to or arising out of infringement of Intellectual Property Rights owned or controlled by any Third Party except for the matters set forth in Section 10.3. WINDLAS shall do reasonable efforts to provide all information required by MATEON in litigation matters.

10.2.2.	MATEON shall be entitled to postpone, delay, suspend the Launch Date or cease the Marketing and commercialization of the Product in the country other than the Territory in the event litigation relating to such Product is pending, threatened or reasonably anticipated by MATEON. In the Territory, WINDLAS shall be entitled to postpone, delay, suspend the Launch Date or cease the Marketing and commercialization of the Product in the event litigation relating to such Product is pending, threatened or reasonably anticipated by WINDLAS.

10.3.	Trademark. WINDLAS shall have the sole right to determine and own the trademark under which the Product will be sold in the Territory. WINDLAS shall own all right, title, and interest to the trademarks affixed to the Product, and shall be responsible for the registration, prosecution, and maintenance thereof. WINDLAS shall defend and hold MATEON fully harmless against the claims of any Third Parties related to or arising out of infringement of Trademark owned or controlled by any WINDLAS in the Territory.

11. INDEMNIFICATION: LIMITATION ON LIABILITY.

11.1.	Indemnification by MATEON. MATEON hereby agrees to indemnify, defend and hold WINDLAS, its Affiliates, and their respective directors, managers, officers, shareholders, employees, consultant and agents (collectively “WINDLAS Indemnitees”), harmless from and against any losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees and disbursements (collectively, “Damages”) incurred by WINDLAS Indemnitees in connection with any suits, investigations, claims or demands by Third Parties resulting directly from or arising out of (i) breach by MATEON of any of its representations or warranties and obligations under this Agreement; (ii) gross negligence or willful misconduct of MATEON or its Affiliates; (iii) any acts or omissions of Mateon outside the Territory; (iv) use of or reference to Mateon’s Property; (v) Market, Commercialization or sell of the Product by Mateon, its Affiliates or Sublicensee in any country outside Territory; (vi) any product liability claim arising out of disposal, misapplication of, handling, use of defective or unsafe Products, the cause of which is attributable to the storage, handling and/or transportation of the Product after the delivery thereof to MATEON; (vii) any claim arising out of the infringement or misappropriation of any rights of Third Parties including the Intellectual Property rights of any third party relating to promotion, marketing, disposition, sale, offer to sale, use, distribution, labelling, shipment of the Product or product incorporating the Product by MATEON or its Affiliates or Sublicensee; and/or (viii) commercialization of the Product in any country; except, in each case, to the extent of WINDLAS’s indemnification obligations under Section 11.2.

11.2.	Indemnification by WINDLAS. WINDLAS hereby agrees to indemnify, defend and hold MATEON, its Affiliates, and their respective directors, managers, officers, shareholders, employees and agents (collectively “MATEON’s Indemnitees”), harmless from and against any Damages incurred by MATEON’s Indemnitees, in connection with any and all suits, investigations, claims or demands by Third Parties resulting from or rising out of (i) breach by WINDLAS of any of its representations or warranties and obligations under this Agreement; (ii) any gross negligence or willful misconduct of WINDLAS or its Affiliates; (iii) manufacture, shipment, storage, testing and/or handling of the proven defective Product(s) by WINDLAS; (iv) any claim arising out of the infringement or misappropriation of any rights of Third Parties by Windlas Trademark in the Territory; except, in each case, to the extent of MATEON’s indemnification obligations under Section 11.1.

11.3.	Indemnification Procedure. As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 11 (“Indemnified Party”), the Indemnified Party shall give the other Party (“Indemnifying Party”) prompt written notice in writing and shall permit the Indemnifying Party to have control over the defense of such claim or suit. The Indemnified Party agrees to provide all reasonable information and assistance to the Indemnifying Party in such defense. No such claims shall be settled other than by the Indemnifying Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

11.4.	Limitation of Liability. In no event shall either Party be liable to the other Party for any incidental, special, exemplary, consequential or punitive damages, even if other Party has been advised of the possibility of such damages, arising out of or in connection with this Agreement or arising from any claim relating to this Agreement, whether such claim is based on contract, tort or otherwise. Notwithstanding anything above, WINDLAS total and aggregate liability arising out of any and all claims under this Agreement (or any agreement entered into in furtherance to this Agreement) in any particular calendar year during the Term shall not exceed any amount paid by MATEON to the WINDLAS in the immediately preceding 12 (twelve) months.

11.5.	INSURANCE. During the Term of the Agreement and for a period of three (3) years from the last delivery of the Product or until the expiry date of the last batch manufactured whichever is later, each Party shall obtain and maintain, at its sole expense, adequate insurance policy as is necessary to cover its responisbilities and risks under this Agreement. Each Party shall provide proof of insurance to the other Party.

12. CONFIDENTIAL INFORMATION.

12.1.	Each Party to this Agreement shall maintain in strict, confidence, and shall not disclose to any Third Party, any Confidential Information observed by or disclose or on behalf of the other Party pursuant to this Agreement. Each Party shall not use or disclose such Confidential Information except as permitted by this Agreement. Each Party shall safeguard with confidential and proprietary nature of the Confidential Information of the other Party with at least the same degree of care as it holds its own Confidential Information of like kind, which shall be no less than a reasonable degree of care. Notwithstanding the foregoing, the preceding restrictions shall not apply to information that the Receiving Party can sufficiently demonstrate by written records:

12.1.1.	Was lawfully in its possession prior to the time of disclosure pursuant to this Agreement;

12.1.2.	Is or becomes public knowledge through no fault, omission, of the Receiving Party;

12.1.3.	was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

12.1.4.	Was independently developed for or by the Receiving Party, without violating the terms of this Agreement.

In case any disclosure of Disclosing Party’s Confidential Information is required and if the Disclosing Party seeks a protective order or any other remedy, Receiving Party shall promptly cooperate with and reasonably assist the Disclosing Party in such efforts.

12.2.	Return of Confidential Information. Upon expiry or termination of this Agreement, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party.

12.3.	The provisions of this Section 12 shall survive the termination or expiration of this Agreement and for a period of five (05) years thereafter.

13. TERM AND TERMINATION.

13.1.	Term. This Agreement shall commence on the Effective Date and shall continue for a period of five [(05)] years, unless earlier terminated pursuant to this Section 13 (“Initial Term”). Prior to expiry of the Initial Term, this Agreement may be renewed, as mutually agreed between the Parties by a written instrument, on mutually acceptable terms and conditions (“Renewal Term”). The Initial Term and the Renewal Term shall be collectively referred to as “Term”.

13.2.	Pre-Termination Negotiation. In an event that either Party intends to terminate this Agreement, for any reasons stated in Section 13 of this Agreement, the Party shall notify the other Party in writing stating the reason for such proposed termination (“Problem”). Parties shall then within five (05) working days of receipt of such notification, nominate two (02) persons from each Party, which will form joint forum for discussion (“JFD”). The JFD will, in good faith, try to amicably find the solution for the Problem. In an event the JFD is not able to reach a mutually agreeable solution within forty-five (45) days from the date of notification, the provisions of termination in Section 13.3 to 13.6 of this Agreement will automatically trigger.

13.3.	Material Breach. This Agreement may be terminated by either Party, on a Product-by-Product basis or on a country-by-country basis or for a particular product for a particular country or in its entirety, by written notice of sixty (60) days provided to the other Party at any time during the Term if the other Party (the “Breaching Party”) is in material breach or default of any of its obligations hereunder or any of its representations or warranties hereunder.

13.4.	Change in Control. In the event of change in Control of a Party, such Party shall inform the other Party of such change in Control within no more than 30 days from the time the change of control occurs, after which, the other Party shall have the absolute right and discretion to either (i) seek reasonable assurances to its satisfaction that the terms and provisions hereof; or (ii) terminate this Agreement with a written notice to the other Party, which termination shall be effective immediately. In case of Change in Control or assignment or transfer of rights of a Party under this Agreement to any Third Party, the said Party shall seek No Objection Certificate (“NOC”) from the other Party.

13.5.	Mutual Termination. Parties shall mutually terminate the Agreement upon failure of the clinical trial of the Product in the Territory or refusal to approve the Product by Regulatory Authority in the Territory.

13.6.	Consequences of termination. Expiration or termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such expiration or termination and shall be without prejudice to any other right or remedies available at law or in equity. Upon the effective date of expiration of the Term or upon termination of this Agreement, the following consequences shall apply:

13.6.1.	In case Parties mutually agree to terminate the Agreement pursuant to section 13.4, MATEON agrees to pay WINDLAS for all the cost incurred or advanced by WINDLAS till the date of termination.

13.6.2.	In case MATEON terminates the Agreement, post Regulatory Approval of the Product in the Territory, MATEON shall grant all rights in the Product and MATEON’s Property for the Territory to WINDLAS. Licenses granted by MATEON to WINDLAS shall continue to survive till such time WINDLAS, WINDLAS Sub-licensee or co-marketing partner continues to market the Product in the Territory and three (03) years thereafter. The licenses granted hereunder this Agreement shall terminate three (03) years after WINDLAS Sub-licensee and co-marketing partner ceases to market the Product in the Territory.

13.6.3.	In case MATEON terminates the Agreement for any country, other than the Territory, for the reasons related to supply price or failure to maintain regulatory approval of the facility and for the reasons not attributable to WINDLAS, Parties shall mutually agree on the future course of action including finding an alternative contract manufacturing organization for supply of products at reasonable cost.

13.6.4.	MATEON shall purchase any Product ordered by means of Confirmed Purchase Order and shall have the right to sell off its available inventory of Product in the Retained Territory; and

13.6.5.	Parties shall settle the accounts as of on the date of termination.

13.6.6.	If MATEON terminates the Agreement due to Supply Failure solely attributable to WINDLAS, Parties shall, in good faith, decide the future course of action including supply from alternate facility. Parties shall, in good faith, mutually select and appoint a contract manufacturing organization (“CMO”) within six (06) months of such supply failure and get the Product manufactured and supplied to each Party from the said CMO. WINDLAS shall make all reasonable efforts to ensure continuous supply of Product from the alternate CMO facility. If WINDLAS terminates this Agreement for reasons other than Supply failure or regulatory reasons, WINDLAS shall do reasonable efforts to manufacture and supply Products to MATEON till the supply starts from alternative CMO facility.

13.6.7.	Except to the extent of the rights granted under Clause 13.6.2, each Party agrees that it shall not use Intellectual Property Rights, Confidential Information, Technology and Know-How (collectively “Property”) of other Party. If any of the Party intends to use Property of the other Party, the Party intended shall pay reasonable compensation to the other Party, who is legal owner of that Property.

13.7.	Survival. The termination or expiration of this Agreement shall not affect the survival and continuing validity of Section 7 (Disputes as to Payment), Section 9 (Representations and Warranties), Section 10 (Intellectual Property), Section 11(Indemnification), Section 11.5(Insurance), Section 12 (Confidential Information), Section 13.6 (Consequences of termination), Section 13.7 (Survival), Section 14 (Notices), Section 15 (Governing Law and Dispute Resolution) and Section 16 (Miscellaneous).

14. NOTICES.

14.1.	All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Party giving such notice) hand delivered by messenger or courier service, sent by facsimile (with confirmation received of recipient’s number) to the number set forth below, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by delivery service, addressed to:

If to MATEON:	MATEON THERAPERUTICS, INC.
Attn: Vuong Trieu, Ph. D.
29397 Agoura Road, Suite 107
Agoura Hills, CA 91301

If to WINDLAS:	WINDLAS BIOTECH LTD
Plot No. 40/1, Mohabewala Industrial Area,
Dehradun – 248110 (Uttaranchal)
Attention: Head, Legal
Facsimile: +91-124-2821059

14.2.	Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery (including by delivery service, with proof of delivery), (b) on the date telecommunicated if by facsimile (with confirmation of receipt), and (c) on the date upon which the return receipt is signed or delivery is refused, as the case may be, if mailed.

15. GOVERNING LAW AND DISPUTE RESOLUTION.

15.1.	This Agreement shall be governed by and interpreted in accordance with international law, under exclusive jurisdiction of the courts of Singapore.

15.2.	If any question of Dispute shall, at any time during the term of this Agreement or thereafter arise between the Parties with respect to the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or the rights and/or obligations of the Parties hereunder, or regarding any question including as to whether the termination of this Agreement by either Party has been legitimate, then the Parties shall attempt to settle such dispute amicably between them. In the event that such Dispute has not been amicably settled within 60 (sixty) days, then such a question or Dispute shall be referred to and finally resolved by arbitration under the SIAC Rules (Singapore International Arbitration Centre Rules). The seat of the arbitration shall be Singapore. All proceedings of such arbitration, including without limitation, any agreements or awards, shall be in the English language.

15.3.	Interim Relief. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction in India, as deemed necessary by such Party, to protect the rights or property of such Party.

16. MISCELLANEOUS

16.1.	Relationship. WINDLAS and MATEON are and shall remain independent contractors. Nothing contained herein shall be construed to place the Parties in relationship of partners, in a joint venture, principal, or an employer and employee. Neither Party shall have the power to assume, create or incur any liability or obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

16.2.	Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.3.	Force Majeure.

16.3.1.	Notwithstanding anything contained herein, neither Party shall be liable to the other Party for any non-performance or delay in the fulfillment of its obligations when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of MATEON or WINDLAS (or their respective Affiliates), as the case may be, including acts of God, fire, flood, earthquakes, break-down of the plant, explosions, sabotage, strikes, civil commotion, riots, military invasions, wars, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority (“Force Majeure Events”), provided that such non-performance or delay shall be promptly communicated to the Party not affected by the Force Majeure Event.

16.3.2.	In the event that either Party is delayed in discharging its obligations under this Agreement beyond 120 days (one hundred and twenty days) on account of a Force Majeure Event, such Party shall notify the other forthwith, and shall nevertheless make every endeavor, in good faith, to discharge its said obligations, even if in a partial or compromised manner. If either Party is unable to perform its obligations hereunder as a result of a Force Majeure Event the Party not affected by the Force Majeure Event can terminate the Agreement.

16.4.	Press Releases. Except as otherwise mutually agreed by the Parties or as required by applicable Law or the rules of any stock exchange, no Party shall issue or cause the publication of any other press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed

16.5.	Severability. Should any part or provision of this Agreement be held invalid or unenforceable or in conflict with Applicable Law by a court of competent jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner.

16.6.	Amendment. No modification, amendment, variation, extension, or waiver of this agreement or any provision hereof shall be binding or effective unless in writing and signed by a duly authorized representative of each of the Parties.

16.7.	Waiver. No waiver by either Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s right under any other provision of this Agreement. No failure by any Party to strictly enforce any of the provisions of this Agreement, to exercise any right under this Agreement, or to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement, to exercise such right or to take action against such breach or default or any subsequent breach or default by such other Party.

16.8.	Entire Agreement. This Agreement (including its Schedules) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties.

16.9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and together shall constitute one and the same instrument. This Agreement may be delivered by PDF transmission and receipt of a PDF copy of any Party’s signature shall be considered to be receipt of an original copy thereof; provided that any Party executing this Agreement by PDF shall, as soon as practicable following execution of this Agreement, provide an originally executed counterpart of this Agreement to the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives and to be effective as of the Effective Date.

MATEON THERAPEUTICS, INC

By:	/s/Vuong Trieu
Name:	Vuong Trieu, Ph. D.
Title:	CEO

WINDLAS BIOTECH LIMITED

By:	/s/ Hitesh Windlass
Name:	Hitesh Windlass
Title:	Managing Director

ANNEXURE – I

PRODUCT

Product	API	Strengths	Territory	Packs	Approved By	Supply Price	Royalty
					Ayush	TBD	TBD
					FSSAI	TBD	TBD
					DCGI	TBD	TBD

SCOPE OF WORK:

[PLEASE INCLUDE SCOPE OF WORK/DEVELOPMENT PLAN]

ANNEXURE –II

FEE SCHEDULE

FINANCIAL DETAILS (to be finalized in the CTA between Windlas and CRO)

Professional Fee Charges	Amount in INR
Technical and advisory services	68,31,000
Insurance costs	5,50,000
Local taxes @ 18%	13,28,580
Any incidental costs approved by both parties (to be added in relevant milestone)
Total Amount:	87,09,850

STUDY TIMELINES AND PAYMENT MILESTONE

Sr. No.	Milestone Payment for Professional Fee	Amount in INR
1.	On Signing Contract	22,61,116
2.	After 1st EC approval	16,12,116
3.	After 2 sites initiated for clinical trial	8,06,058
4.	50 % of Recruitment Over in Clinical trial	12,09,087
5.	100 % of Recruitment Over	8,06,058
6.	Database Lock	8,06,058
7.	Clinical Study Report + any incidental amount	12,09,087
	Total	87,09,850	*

●	Incidental amount if any approved by both parties to be added in relevant milestone.